Exhibit 99.1

For more information, contact:

Investor Relations

(713) 634-7775

Email: investor@furmanite.com

FURMANITE CORPORATION REPORTS SECOND QUARTER 2013 RESULTS

Revenues increase $22.5 million, or 26.1%, to $108.4 million;

Operating income of $11.6 million; Net income of $6.8 million or $0.18 diluted earnings per share; 2013 revenue and earnings guidance increased

HOUSTON, TEXAS (August 2, 2013) – Furmanite Corporation (NYSE: FRM) today reported results for the three and six months ended June 30, 2013.

Second Quarter 2013 Results

Revenues for the three months ended June 30, 2013 were $108.4 million, an increase of $22.5 million, or 26.1%, over the $85.9 million reported for the three months ended June 30, 2012. Operating income for the quarter ended June 30, 2013 increased $6.8 million to $11.6 million, versus $4.8 million in the second quarter of 2012. Net income for the current year second quarter was $6.8 million, or $0.18 per diluted share.

Six Months Ended June 2013 Results

Revenues for the six months ended June 30, 2013 were $197.4 million compared with $157.7 million for the six months ended June 30, 2012, an increase of $39.7 million, or 25.2%. Operating income for the six months ended June 30, 2013 was $15.7 million, an increase of $11.6 million over the prior year same period $4.1 million. Net income for the six months ended June 30, 2013 was $9.3 million, or $0.25 per diluted share.

Foreign currency effects had a slightly unfavorable impact on revenues for both the three and six months ended June 30, 2013 however had minimal effect on operating income.

Charles R. Cox, Chairman and CEO of Furmanite Corporation said, “These are still very early days in the transformation of Furmanite, but this quarter’s results give some indication of our future performance potential as we increasingly engage our entire global team. We have had all fundamental elements of our chosen culture, strategy and structure in place now for only six months, so this initial market validation of our direction is encouraging.”

Joseph Milliron, Furmanite President and COO, added, “Our second quarter results continue to affirm that the Orange Way, operating as One Global team, is the way for Furmanite to maximize its growth potential. The outcomes in the Americas’ operations, yielding a second quarter revenue increase of 58% and an operating income improvement of 110% compared to prior year, were essentially as expected. This was fueled by all parts of our organization working effectively together to leverage our synergies and extend the full-range of our services to our clients.”

Mr. Milliron continued, “In this quarter we also began to see the Orange Way Culture extending beyond the Americas, including our UK operations delivering their highest revenue ever for the month of June, and with solid indicators of other such performances to follow.”

Mr. Cox concluded, “We are still far short of where we have committed to take our company, and have much yet to do as we extend our success consistently around the globe. Our goal, however, is clear – to have great fun working together as one global company - providing one solution for each customer’s special needs!”

Financial Position

As of June 30, 2013, the Company’s cash balance was $24.7 million. The Company’s cash balance, along with the $34.2 million of availability under its credit facility, provides the Company liquidity of $58.9 million.

Earnings Guidance

The Company is increasing its previously issued 2013 earnings guidance, with net income available to common shareholders for the year now expected to be in the range of $0.44 to $0.48 per diluted share, with annual revenue guidance for the year increasing to a range of $390 million to $410 million. This guidance does not reflect any impact of the recently announced plans to purchase certain assets of ENGlobal’s Gulf Coast operations.

Conference Call Details

In conjunction with the earnings release, Furmanite Corporation will host a conference call with Charles R. Cox (Chairman and CEO), Joseph E. Milliron (President and COO) and Robert S. Muff (Principal Financial Officer). The call will begin at 10:00 a.m. (Eastern) / 9:00 a.m. (Central) on Friday, August 2, 2013.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services companies, providing world class solutions to customer needs through more than 75 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Revenues	$108,376	$85,928	$197,414	$157,710

Costs and expenses:
Operating costs	71,697	58,326	134,428	110,678
Depreciation and amortization expense	2,679	1,964	5,508	3,989
Selling, general and administrative expense	22,376	20,835	41,776	38,991

Total costs and expenses	96,752	81,125	181,712	153,658

Operating income	11,624	4,803	15,702	4,052

Interest income and other income (expense), net	(181)	(72)	148	(200)

Interest expense	(278)	(197)	(556)	(598)

Income before income taxes	11,165	4,534	15,294	3,254

Income tax expense	(4,404)	(2,690)	(5,969)	(2,240)

Net income	$6,761	$1,844	$9,325	$1,014

Earnings per common share - Basic	$0.18	$0.05	$0.25	$0.03

Earnings per common share - Diluted	$0.18	$0.05	$0.25	$0.03

Weighted average number of common and common equivalent shares used in computing earnings per common share:
Basic	37,402	37,253	37,372	37,229
Diluted	37,552	37,342	37,521	37,357

FURMANITE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)
	June 30,	December 31,
	2013	2012
Cash	$24,688	$33,185
Trade receivables, net	93,111	77,042
Inventories	35,367	31,711
Other current assets	9,295	15,355

Total current assets	162,461	157,293

Property and equipment, net	45,267	42,243
Other assets	34,093	32,092

Total assets	$241,821	$231,628

Total current liabilities	$52,013	$50,439
Total long-term debt	41,045	39,609
Other liabilities	21,342	22,501
Total stockholders’ equity	127,421	119,079

Total liabilities and stockholders’ equity	$241,821	$231,628

FURMANITE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2013	2012
Net income	$9,325	$1,014

Depreciation, amortization and other non-cash items	10,381	7,162
Working capital changes	(17,206)	(7,821)

Net cash provided by operating activities	2,500	355

Capital expenditures	(6,818)	(3,309)
Acquisition of businesses	(905)	(9,259)
Proceeds from sale of assets	30	108
Payments on debt	(2,227)	(32,714)
Proceeds from issuance of debt	—	39,300
Debt issuance costs	—	(595)
Issuance of common stock	93	416
Effect of exchange rate changes on cash	(1,170)	(93)

Decrease in cash and cash equivalents	(8,497)	(5,791)
Cash and cash equivalents at beginning of period	33,185	34,524

Cash and cash equivalents at end of period	$24,688	$28,733